EXHIBIT 21
                                 SUBSIDIARIES OF
                        ALLBRITTON COMMUNICATIONS COMPANY


KATV, LLC

KTUL, LLC

WSET, Incorporated

Allfinco, Inc.

Harrisburg Television, Inc.

TV Alabama, Inc.

WCIV, LLC

Allbritton Television Productions, Inc.

Allbritton News Bureau, Inc.

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